Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 30, 2011, with respect to the financial statements of 1st Security Bank of Washington as of and for the years ended December 31, 2010 and 2009, which is included in the Registration Statement (Form S-1) of FS Bancorp, Inc. and related Prospectus for the registration of between 2,082,500 and 3,240,125 shares of common stock.

/s/ Moss Adams LLP

Bellingham, Washington
September 30, 2011